Exhibit 10.7(a)

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made as of           November 12            , 2004, by and between TRANSWESTERN GREAT LAKES, L.P., a Delaware limited partnership (“Landlord”), as successor in interest to Great Lakes REIT, Inc., and AKSYS, LTD., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant are parties (by succession or assignment) to a written lease dated July 15, 1996 (the “Lease”) for the lease of the entire commercial building consisting of approximately 41,500 rentable square feet, and located at Two Marriott Drive, Lincolnshire, Illinois  60069; and

WHEREAS, Landlord and Tenant now desire to amend the Lease and extend the term of the Lease, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                       Lease Term.  The term of the Lease shall be extended from the current expiration date of August 31, 2006, until December 31, 2011 (the “Extension Term”).

2.                                       Annual Rent.  Effective as of June 1, 2005, Tenant shall pay the following amounts as Annual Rent and Monthly Installment of Rent for the Premises for the remainder of the term of the Lease (including the Extension Term):

Period	Annual Rent/ RSF	Annual Rent	Monthly Installment of Rent
6/1/05 – 12/31/05	$8.50	$352,750.00	$29,395.83
1/1/06 – 12/31/06	$8.80	$365,200.00	$30,433.33
1/1/07 – 12/31/07	$9.10	$377,650.00	$31,470.83
1/1/08 – 12/31/08	$10.50	$435,750.00	$36,312.50
1/1/09 – 12/31/09	$11.25	$466,875.00	$38,906.25
1/1/10 – 12/31/10	$12.50	$518,750.00	$43,229.17
1/1/11 – 12/31/11	$13.25	$549,875.00	$45,822.92

3.                                       Rent Adjustment.  In addition to Annual Rent, for the remainder of the term of the Lease, including the Extension Term, Tenant shall continue to pay to Landlord Direct Expenses and Taxes for each Lease Year, as set forth in the Lease.

4.                                       Improvements.  Landlord has no obligation to improve, alter or remodel the Premises; provided however, that Landlord shall provide up to but not in excess of $290,500 (an amount equal to $7.00 per rentable square foot in the Premises) (“Tenant Allowance”) for Tenant’s use for the purpose of redecorating, altering, furnishing and/or remodeling the Premises, provided however, in no event shall the cost of furnishing the Premises exceed $124,500.00 (an amount equal to $3.00 per rentable square foot in the Premises).  No work may be performed prior to Landlord’s written approval of such work and/or the detailed plans of such work, if necessary and available.  All contractors must be approved by Landlord in advance, which approval shall not be unreasonably withheld, and shall be licensed, bonded and/or insured to Landlord’s reasonable satisfaction.  The cost of performing such work shall include any and all architectural fees, fees for building permits and approvals, and Landlord’s construction management fee of three percent (3%) of the cost of the work.  Landlord shall provide Construction Management Services to Tenant for its improvements.  If the cost of such work exceeds the amount of the Tenant Allowance, Tenant shall be directly responsible for said excess amount or shall pay to Landlord said excess amount within fifteen (15) days of Tenant’s receipt of Landlord’s statement of such excess costs.  If the actual cost of the work is less than the Tenant Allowance, Tenant shall not be entitled to receive any payment or credit for such difference.  Such work must be completed by, and any request for reimbursement from the Tenant Allowance must be made to Landlord no later than, December 31, 2005.  Unless otherwise provided herein, any installations shall remain the property of Landlord.

5.                                       Electricity.  All electricity used by Tenant in the Premises shall be paid for by Tenant by a separate charge or charges billed by the utility company providing electrical service and payable by Tenant directly to such utilities company.  Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”).  Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises.  Tenant’s use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building.

6.                                       Security Deposit / Letter of Credit.

A.           Landlord and Tenant hereby acknowledge that Tenant has previously deposited with Landlord an irrevocable letter of credit (“Letter of Credit”) running in favor of Landlord, in the current face amount of $600,000.00, as provided in Section 5 of the Lease.  No later than June 1, 2005, Tenant shall either: (i) cause the issuer of the Letter of Credit to deliver to Landlord a valid and binding amendment to the Letter of Credit pursuant to which the face amount of the Letter of Credit shall be increased to $750,000.00; or (ii) provide to Landlord a new letter of credit in the amount of $750,000.00 in a form and from a bank reasonably acceptable to Landlord.

B.             Paragraphs (i) and (ii) of Section 5 of the Lease are hereby deleted.  Notwithstanding the terms of this Paragraph 6 or Section 5 of the Lease, if Tenant has not, as of the applicable date set forth below or prior, defaulted in the performance of any of its obligations under the Lease beyond any applicable notice or cure period, then the Letter of Credit may be reduced as follows:

(i) at any time after January 1, 2006, Tenant may reduce the face amount of the Letter of Credit to $600,000.00;

(ii) at any time after January 1, 2007, Tenant may reduce the face amount of the Letter of Credit to $500,000.00;

(iii) at any time after January 1, 2008, Tenant may reduce the face amount of the Letter of Credit to $400,000.00; and

(iv) at any time after January 1, 2009, and each January 1 thereafter, Tenant may reduce the face amount of the Letter of Credit by not more than $250,000.00 per year, provided that Tenant first demonstrates to Landlord that Tenant’s income from continuing operations for the immediately preceding fiscal year is greater than $2,000,000.00 (as evidenced by Tenant’s audited financial statements); provided however, in no event shall the face amount of the Letter of Credit be less than $150,000.00 at any time during the term of the Lease.

C.                                     The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law (it being intended that Landlord shall not first be required to proceed against the collateral) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

D.                                    In the event of a transfer of Landlord’s interest in the Building, Landlord shall have the right to (i) transfer the Letter of Credit to the transferee, or (ii) to require Tenant to cause the  issuer of the Letter of Credit to deliver a valid and binding amendment changing the beneficiary of the Letter of Credit to the transferee, and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Letter of Credit to a new Landlord.  Tenant shall pay upon Landlord’s demand, as additional rent, any and all costs or fees charged in connection with the Letter of Credit that arise due to: (i) Landlord’s sale or transfer of all or a portion of the Building; or (ii) the addition, deletion, or modification of any beneficiaries under the Letter of Credit.

7.                                       Option To Renew.

A.                                   Tenant shall have and is hereby granted one (1) option to renew the Lease with respect to all (but not less than all) of the Premises for five (5) years (the “Renewal Term”) by notice in writing received by Landlord no later than December 31, 2010, time being of the essence for the giving of such notice.  All of the covenants, conditions and provisions of the Lease shall be applicable to the Renewal Term, except that the Annual and Monthly Base Rent shall be adjusted to the current “Market Rental Rate” for the Premises as of the date the Renewal Term is to commence with appropriate increases each year thereafter.  Landlord shall advise Tenant of the new monthly rental rate for a Renewal Term within fifteen (15) days after a request therefore from Tenant; provided however that Tenant’s failure to timely make such request shall not extend the date upon which Tenant must give notice of its exercise of the option to renew.  In no event shall the Annual and Monthly Base Rent be subject to determination or modification by any person, entity, court or authority other than as expressly set forth herein.  Tenant shall have thirty (30) days from the receipt of Landlord’s notice to either accept or dispute Landlord’s determination of the Market Rental Rate.  In the event that Tenant disputes Landlord’s determination, Tenant shall so notify Landlord and advise Landlord of Tenant’s determination of the Market Rental Rate for the Renewal Term.  If, after engaging in good faith negotiations, Landlord and Tenant cannot agree upon the Market Rental Rate within thirty (30) days after Landlord’s receipt of Tenant’s notice of objection to Landlord’s determination of the Market Rental Rate, the “Dispute Resolution Mechanism” described in subparagraph D below shall apply.

B.                                     Tenant’s exercise of the foregoing option to renew is subject to the conditions that (i) the Lease is in full force and effect, (ii) there is no uncured default by Tenant the time of notification of its exercise of the renewal option or any time prior to commencement of the Renewal Term, and (iii) that both at the time of notification and commencement there has been no material adverse change in the financial condition of the Tenant since the date of the Lease, as reasonably determined by Landlord.

C.                                     For purposes of this Lease, “Market Rental Rate” shall mean the rental, as of the date for which such Market Rental Rate is being calculated, per annum per rentable square foot, for lease renewals for comparable space of comparable size in buildings comparable to the Building in the applicable office submarket, taking into account prevailing market conditions, including the concessions customary for a lease renewal of the size and term contained herein, including but not limited to free rent, tenant improvement allowance (or cash equivalent or rental abatement in lieu of tenant improvement allowance), and any other inducements which are customary for such a transaction.

D.                                    The Dispute Resolution Mechanism shall be as follows:  no later than fifteen (15) days after the end of the 30-day period described in subparagraph A above, Landlord and Tenant shall jointly appoint as arbitrator a commercial real estate broker licensed in Illinois with a minimum of ten (10) years experience in the applicable market.  If Landlord and Tenant cannot agree on an acceptable arbitrator, Landlord and Tenant shall each choose, within an additional fifteen (15) days thereafter, its own arbitrator who meets the qualifications described above.  The arbitrators shall then jointly select, within an additional ten (10) days, an arbitrator to serve as the arbitrator hereunder.  If either Landlord or Tenant fails to choose its own arbitrator within said fifteen (15) day period, then the arbitrator chosen by the other shall resolve the dispute.  Within ten (10) days after appointment (whether mutually by the parties, by default of one party to choose an arbitrator, or by selection by the two arbitrators), Landlord and Tenant shall each submit to the arbitrator(s) in writing its good faith estimate of the Market Rental Rate for the Renewal Term.  Within ten (10) days after receipt of the last of the determinations, the arbitrator(s) shall choose either Landlord’s or Tenant’s determination of Market Rental Rate.  The cost of the arbitrator(s) shall be borne by the party whose determination of the Market Rental Rate was not selected by the arbitrator.

E.              Landlord shall have no obligation to make improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligations to pay Rent during the Renewal Term unless otherwise agreed to by the parties at the time the amendment set forth below is executed.  In the event that Tenant exercises the renewal option set forth herein, Tenant agrees to enter into an amendment to the Lease incorporating the Renewal Term and the Annual and Monthly Base Rent applicable thereto within thirty (30) days following the exercise of the renewal option, but in no event shall a delay in the full execution of such amendment nullify Tenant’s exercise of the option to renew.

8.                                       Superseded Provisions.  Section 29 and Exhibit B of the Lease are hereby deleted and shall be of no further force or effect.

9.                                       Notices.  The Lease is hereby modified to provide that the address for rent payments and notices to Landlord shall be addressed as follows:

Landlord:

Transwestern Commercial Services

3000 Lakeside Drive, Suite 113S
Bannockburn, Illinois 60015
Attn: Property Manager

with a copy to:	Transwestern Investment Company
150 North Wacker Drive, Suite 800
Chicago, Illinois 60606
Attn: Owner’s Representative

and to:	Drane, Freyer and Lapins
150 North Wacker Drive, 8th Floor
Chicago, Illinois 60606
Attn: Wendy Freyer, Esq.

Payments of Rent shall be made payable to the order of: Transwestern Two Marriott, at the following address:

Transwestern Commercial Services
3000 Lakeside Drive, Suite 113S
Bannockburn, Illinois 60015
Attn: Property Manager

or such other name and address as Landlord shall, from time to time, designate.

10.                                 Broker’s Commission.  Landlord and Tenant each represent to the other that the only broker with whom either has dealt in connection with this First Amendment are Transwestern Commercial Services as Landlord’s agent and CB Richard Ellis, Inc. at Tenant’s agent.

11.                                 Indemnification.  The following is hereby added at the end of Section 10 of the Lease:

“Tenant shall not be liable to Landlord, and Landlord waives all claims against Tenant, for any damage to any property in or about the Premises or the Building by or from any cause whatsoever except to the extent caused by or arising from the gross negligence or willful misconduct of Tenant (or its agents, employees, or contractors).  Landlord shall protect, indemnify, and hold Tenant harmless from and against any and all loss, claims, liability, or costs (including court costs and reasonable attorneys fees) incurred by reason of (a) any damage to any property of any third party, or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault or omission by or of Landlord, its agents, servants, employees, or invitees to meet any standards imposed by any duty with respect to the injury or damage; (b) Landlord’s failure to comply with any and all governmental laws, ordinances, and regulations applicable to the condition of the Building (other than those that are the responsibility of Tenant); or (c) any breach or default on the part of Landlord in the performance of any covenant or agreement on its part to be performed pursuant to this Lease.

The provisions of this Section shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.”

12.                                 Insurance.  Section 11.1 of the Lease is hereby modified to provide that during the term of the Lease Landlord shall carry property damage insurance for the Building at replacement cost.

13.                                 Services and Utilities.  The following is hereby added at the end of Section 13.1 of the Lease:

“Notwithstanding anything to the contrary contained in this Section 13.1, if: (i) Landlord ceases to furnish any service in the Building for a period in excess of five (5) consecutive Business Days after Tenant notifies Landlord of such cessation (the “Interruption Notice”); (ii) such cessation does not arise as a result of an act or omission of Tenant; (iii) such cessation is not caused by a fire or other casualty (in which case Section 22 shall control); (iv) the restoration of such service is reasonably within the control of Landlord; and (v) as a result of such cessation, the Premises or a material portion thereof, is rendered untenantable and Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the sixth (6th) consecutive Business Day of such cessation and ending on the day when the service in question has been restored.  In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant.”

14.                                 Remedies.  Sections 19.1.1, 19.1.4.1, 19.1.4.2, and 19.6 of the Lease are hereby modified to read as follows:

(a)                                  The beginning of Section 19.1.1 of the Lease shall read as follows:  “Landlord may, at its election seek to terminate this Lease or seek to terminate Tenant’s right…”

(b)                                 The following is added to the end of Section 19.1.4.1:  “Landlord shall at all times make commercially reasonable efforts to mitigate its damages hereunder.”

(c)                                  The beginning of Section 19.1.4.2 of the Lease shall read as follows:   “Landlord shall use commercially reasonable to relet the Premises or any part thereof for such rent and upon such terms as Landlord, in its sole discretion, shall determine (including the right to relet the premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises).  In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord.  If Landlord decides to relet the Premises or a duty to relet is imposed upon Landlord by law, Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally….”

(d)                                 Section 19.6 of the Lease is hereby deleted, and the following is inserted in its place:  “To secure the payment of all rentals and other sums of money becoming due from Tenant under this Lease, Landlord shall have and Tenant grants to Landlord a first lien upon the leasehold interest of Tenant under this Lease, which lien may be enforced in equity, but Landlord shall not under any circumstances have any security interest in any of Tenant’s personal property.”

15.                                 Damage by Fire.  In Section 22.2 of the Lease, the words “sixty (60) days” are hereby replaced with “thirty (30) days”.

16.                                 Sale by Landlord.  The beginning of Section 24 of the Lease shall be modified to read as follows:  “In the event of sale or conveyance by Landlord of the Building, and assumption of this Lease in writing by the purchaser or transferee, the same shall operate to release Landlord…”

17.                                 Estoppel Certificates.  In line 7 of Section 25 of the Lease, the word “reasonably” is hereby inserted before the word “requested”, and by deletion of the remainder of the sentence after the word “purchaser” in line 9 of Section 25.

18.         Surrender of Premises.  The beginning of Section 26.1 of the Lease is hereby modified to read as follows:  “Both Landlord and Tenant will make commercially reasonable efforts to schedule a joint inspection of the Building at least 30 days before the last day of the Term…”

19.                                 Authority.  If a party to this First Amendment signs as a corporation each of the persons executing this Lease on behalf of such parties represents and warrants that such party has been and is qualified to do business in the state in which the Building is located, and that the corporation has full right and authority to enter into this First Amendment and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate action.  Such party agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners or other appropriate documentation evidencing the due authorization of such party to enter into this First Amendment.

20.                                 Terms of Lease.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Lease.

21.                                 Incorporation of the Lease.  Except as otherwise amended hereby, the terms and covenants of the Lease remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

TENANT:		LANDLORD:

AKSYS, LTD., a Delaware corporation		TRANSWESTERN GREAT LAKES, L.P., a Delaware limited partnership

By:	/s/ Lawrence D. Damron	By:	Transwestern Great Lakes GP, L.L.C., a
Name:	Lawrence D. Damron		Maryland limited liability company,
Title:	Sr. VP and Chief Financial Officer		its general partner

		By:	Transwestern Investment Company,
L.L.C., its authorized agent

By: /s/ Betsy J. Nelson
Name: Betsy J. Nelson
Title: Vice President

WITNESS/ATTEST		WITNESS/ATTEST
By:	/s/ Rose A. Upton	By:	/s/ Jennifer Del Boccio
Name:	Rose A. Upton	Name:	Jennifer Del Boccio
Title:	Exec. Office Coordinator	Title:	Administrative Assistant